Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of First Commonwealth Financial Corporation:

We consent to the use of our reports dated February 28, 2008 with respect to the consolidated statements of financial condition of First Commonwealth Financial Corporation and subsidiaries as of December 31, 2007 and 2006, the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference in this registration statement on Form S-3, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Pittsburgh, Pennsylvania

October 24, 2008